Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form N-6 (the “Registration Statement”) of our report dated January 24, 2006, relating to the financial statements of The Northwestern Mutual Life Insurance Company, and to the incorporation by reference of such report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the headings “Experts” in such Statement of Additional Information.

/s/ PRICEWATERHOUSECOOPERS LLP

Milwaukee, Wisconsin
December 12, 2006